Exhibit 3.21
CERTIFICATE OF INCORPORATION
of
PROGRAMMED CONTROL SALES, INC.
     THIS IS TO CERTIFY that we, John E. Meggitt and Dorothy Meggitt form a corporation, under and by virtue of the provisions of Title 14A, Corporations, General, Revised Statutes of New Jersey.
     FIRST: The name of the corporation is Programmed Control Sales, Inc.
     SECOND: The purpose for which this corporation is formed is to engage generally in the marketing and sale of data processing systems. In addition, the corporation may engage in any activity within the purposes for which corporations may be organized under Title 14A of the Revised Statutes of New Jersey.
     THIRD: The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of no par value common stock.
     FOURTH: The corporation’s registered office is located at 20 Nassau Street, in the Borough of Princeton, County of Mercer and State of New Jersey, and the corporation’s registered agent at that address is John E. Meggitt.
     FIFTH: The corporation’s first board of directors shall consist of two directors. The names and addresses of the first directors are:

Name	Post Office Address
John E. Meggitt	80 Princeton Avenue
Dorothy Meggitt	Rocky Hill, New Jersey 08553
     SIXTH: The names and address of the incorporators are:

John E. Meggitt	80 Princeton Avenue
Dorothy Meggitt	Rocky Hill, New Jersey 08553

     IN WITNESS WHEREOF, we have hereunto set our hands this 23rd day of July, 1974.

/s/
John E. Meggitt

/s/
Dorothy Meggitt

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PROPHET 21, INC.
     Pursuant to Section 14A:9-1 of the New Jersey Business Corporation Act, the undersigned corporation executes this Certificate of Amendment to its Certificate of Incorporation.
     I. Paragraph FIRST of the Corporation’s Certificate of Incorporation is amended to provide in its entirety:
     “FIRST: The name of the Corporation is Prophet 21 (New Jersey), Inc.”
     II. Paragraph, SIXTH is hereby added to the Corporation’s Certificate of Incorporation:
     “SIXTH:” No Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a Director or officer from liability for any breach of duty based on an act or omission (a) in the breach of the Director’s or officer’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in the receipt by the Director or officer of an improper personal benefit. No amendment to, expiration of or repeal of this Paragraph shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment, expiration or repeal.”
     III. The foregoing amendment has been duly adopted in accordance with the provisions of Section 14A:9-2 of the New Jersey Business Corporation Act.

     IN WITNESS WHEREOF, this Certificate of Amendment is made this 6th day of December, 1993.

PROPHET 21, INC.
By:	/s/
John E. Meggitt, President and Chief Executive Officer

ATTEST:

By:	/s/
Dorothy Meggitt, Secretary